FOR IMMEDIATE RELEASE




STEVE MADDEN LTD TO REDEEM ALL CLASS B REDEEMABLE COMMON STOCK PURCHASE WARRANTS ANTICIPATES RECEIVING APPROXIMATELY $10 MILLION FROM REDEMPTION


LONG ISLAND CITY, N.Y., July 13, 1998 - Steven Madden Retail, Inc., a division of Steven Madden, Ltd., (NASDAQ: SHOO), a leading designer, wholesaler and retailer of fashion footwear for women, today announced that it is redeeming all Class B Redeemable Common Stock Purchase Warrants. On August 14, 1998, the Company will redeem and cancel all Class B Warrants by paying to the holders thereof $ .05 for each Class B Warrant.

Alternatively, a holder of Class B Warrants may exercise their rights to purchase shares of the Company's Common Stock by paying to the Company the exercise price of $5.50 per share at any time prior to the end of business on August 13, 1998, provided that exercise is permitted under the laws of the holders state of residence. The closing bid price of the shares of the Company's Common Stock on July 8, 1998 was $ 11.25. The Company anticipates receiving approximately $10 million in net proceeds from the redemption, which will be used for general corporate purposes including working capital and further expansion of its retail store operations.

                                     -more-
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Steven Madden Ltd. designs and markets fashion footwear for women. The shoes are sold through Steve Madden Retail Stores, Department Stores, Apparel and Footwear specialty stores and on-line @ www.stevemadden.com. The Company now has seven
licenses  including  ready-to-wear  and  jeans,  outerwear,   intimate  apparel,
eyewear, legwear, handbags, jewelry, and owns and operates a retail store under its David Aaron brand, and is the licensee of l.e.i. shoes.


                CONTACT:     Company Contact:
                             Steven Madden Ltd.
                             Steve Madden, President & Chief Executive Officer Rhonda Brown, Chief Operating Officer
                             (718) 446-1800

                             Investor Relations:
                             Kehoe, White, Savage & Company, Inc.
                             James K. White
                             (562) 437-0655

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms "believes", "belief", "expects", "intends", "anticipates" or "plans" to be uncertain and forward-looking. The forward looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.


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